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                                                                    EXHIBIT 99.1


WEDNESDAY AUGUST 8, 5:01 AM EASTERN TIME

PRESS RELEASE

SOURCE: Daisytek International Corporation

DAISYTEK REPORTS 27% INCREASE IN EARNINGS FOR FIRST QUARTER 2002

RESULTS REFLECT PROGRESS ON CORPORATE STRATEGIES AND STRONG INTERNATIONAL GROWTH

ALLEN, Texas--(BUSINESS WIRE)--Aug. 8, 2001--Daisytek International Corporation (Nasdaq:DZTK - news) today announced first quarter net income of $4.5 million (before certain incremental charges), an increase of 17% from the corresponding quarter last year.

Diluted earnings per share for the first quarter were $0.28 (before certain incremental charges), up 27% from earnings per share of $0.22 in the same prior year period. Revenues for the quarter increased 16% to $324.4 million compared to last year's quarterly revenues of $280.7 million.

"We are very pleased with our continuing financial success and the significant progress we've made on our strategic growth initiatives -- all of which position the company well for the future," said President and CEO Jim Powell.

The quarter's achievements include:

   o  The fifth consecutive quarter of beating expectations;

   o  Revenue growth of 16%;

   o  Net income growth of 17% with earnings per share going up 27%;

   o Significant progress on U.S. growth strategies including office products, convenience, and Virtual Demand;

   o  Powerful international growth of approximately 31% in local currencies;

   o Redeployment of capital from low-return IBM business to higher-return opportunities through acquisitions like Digital Storage and General Stationery Supplies;

   o Solid EBIT performance at 2.9%, one step closer to breaking through the three percent benchmark the company has targeted;

   o  Increased earnings guidance for the remainder of this year.

Revenue growth for the U.S. division was approximately 8% compared to the same period last year. This growth is driven by Daisytek's expansion into office products, which continues to run smoothly and has doubled Daisytek's available product market. The convenience channel, which includes grocery, drug, online and other resellers, produced first quarter revenues over 100% greater than the prior year.

The acquisition of Digital Storage, LLC, a value-added distributor of computer media, accessories and supplies, which closed in June, contributed to the revenue growth of the company's U.S. business. Digital Storage brings more than 1,500 new customers in the United States and Canada and adds hundreds of new products.


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"We are deploying capital to higher return opportunities such as the Digital
Storage acquisition, a move that is especially important because it strengthens Daisytek in a product category which we have not emphasized in the past," Powell said. "We continue to target domestic revenue growth of 10% to 15% for this fiscal year due to the anticipated success of these exciting strategies."

Revenues for Daisytek's international division were up approximately 24% percent in U.S. dollars despite continued adverse impact of certain foreign currencies. Growth was approximately 31% based on local currencies from the first quarter a year ago. Strong growth in Canada, Mexico and Australia contributed to the quarter-over-quarter increase. During the prior fiscal year, Daisytek opened new offices in Mexico City and Monterrey, Mexico, and Perth, Australia, and completed the acquisition of Etertin y CIA, S.A. in Argentina. Recently, the company acquired Digital Storage's Canadian operations and General Stationery Supplies in Australia.

"Because of the exciting progress in our international division, we are continuing to target revenue growth of 15-20% and believe that strong organic growth, product expansion and new regional expansions will enable Daisytek to deliver these targeted growth rates," Powell said.

Revenues for The Tape Company were down approximately 13% year-over-year due to the impact of prior year industrywide price decreases, as expected. The Tape Company has almost completed its organizational restructuring and is utilizing a more efficient inside telemarketing sales force and also developing new sales and marketing initiatives. This new focus has resulted in a decline in SG&A of almost 15% this quarter compared to last year resulting in The Tape Company's highest operating profit contribution since this quarter a year ago. "Assuming continuation of pricing stability and the positive impact of our organizational restructuring plans, we continue to be more optimistic about The Tape Company's prospects," said Powell.

Vendor financing program revenues, related largely to IBM products, were approximately $51 million in quarter one. As previously announced, Daisytek intends to exit this business and redeploy the capital to strategic business opportunities that are expected to be more profitable and accretive to earnings, such as the acquisitions of Digital Storage and General Stationery Supplies. Revenues from these IBM master distribution agreements are expected to decline from quarter two forward but should be mostly replaced by recently completed acquisitions.

Overall margins were approximately 10.6%, down slightly from 11% for the fourth quarter of last year. This slight decline was driven by Daisytek's decision to sell overstock investment inventory at lower-than-expected margins. Margins were also impacted by continued high IBM master distribution agreement revenues, which are at lower gross margins, and slightly lower gross margins at Digital Storage.

SG&A as a percentage of net revenues was 7.7% for the first fiscal quarter compared to 8.2% for the fourth fiscal quarter last year. The improvement in SG&A was assisted by the reduced distribution cost of owning and operating the Memphis warehouse versus paying outsourcing


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fees; relatively lower SG&A costs in the IBM master distribution agreement business and in Digital Storage; and the adoption of Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets.

During the first fiscal quarter, Daisytek adopted SFAS No. 142, which requires goodwill to be reviewed for impairment and not amortized. As a result, the company discontinued amortization of its goodwill effective April 1, 2001. The new accounting standard requires an initial impairment test of all goodwill within six months of adoption, which management is in the process of performing.

The company recorded nonrecurring costs of $2.7 million after tax during the first fiscal quarter related to Daisytek's May 2001 acquisition of distribution assets in its Memphis superhub facility from PFSweb, Inc. and the termination of certain transaction management service agreements between Daisytek and PFSweb. These charges are included in the consolidated historical results attached, but excluded from the adjusted financial presentation. After accounting for the first quarter nonrecurring charge, net income was $1.8 million, or $0.11 per share.

EBIT as a percentage of net revenues was therefore 2.9% for the quarter ended June 30, 2001, moving closer to the company's previously stated goal of at least 3%. This result compares to EBIT of 2.6% for the first quarter of last year and 2.8% for the prior fiscal quarter.

Net debt (total debt less cash) increased to approximately $104.8 million during the quarter, driven by the expenditures for the purchase of Memphis distribution assets, the acquisition of Digital Storage and working capital requirements. Including the acquisition of Digital Storage, working capital (excluding net debt) grew approximately 16% year-over-year in line with revenue growth of approximately 16% for the same period.

In accordance with Fair Disclosure regulations, the company is providing updated guidance to the market to help facilitate a better understanding of Daisytek's short-term outlook. These estimates are the company's current targets, and are not predictions of actual performance. The company's actual performance may differ from its projections; therefore, this information must be read in conjunction with the business risks highlighted in Daisytek's 10-K for the fiscal year ended March 31, 2001 and included herein.

Ralph Mitchell, executive vice president and chief financial officer said, "We expect total corporate revenue growth for the year to still be 10% to 15% over last year. We continue to see U.S. growth for the full year achieving the target of 10% to 15%. International growth continues at a rate to achieve the target of 15% to 20%. Obviously, the IBM master distribution agreement component will be significantly reduced after this quarter as we exit the arrangements, and approximately $100 million to $125 million of revenues will be removed for the year. However, most of this should be replaced through the recently completed acquisitions.

"Due to the relatively low earnings contribution from the IBM master distribution agreements and the redeployment of capital into the acquisition of Digital Storage and General Stationery Supplies, we don't believe earnings before tax will be adversely impacted at all by the decision to discontinue the IBM master distribution agreements. We continue to look for other higher return opportunities."


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After previously taking into account the Memphis acquisition and discontinuation of outsourcing fees, the company's prior earnings guidance announced on May 29 was for EPS of $1.15 to $1.20 based on estimated weighted average shares outstanding of 15.4 million to 16.3 million. Given the decision to discontinue the IBM master distribution agreements plus the acquisitions of Digital Storage and General Stationery Supplies in Australia and the adoption of SFAS No.142 relating to goodwill, Daisytek is improving its earnings guidance such that net income for the year, ignoring nonrecurring charges such as those related to the Memphis transaction in May, should be at least $1.5 million greater than that indicated on May 29.

When translating this income impact to earnings per share, the estimated weighted-average share count for the year is increased due to a combination of stock option exercises and higher share price causing greater dilution. Utilizing current shares outstanding of approximately 15.3 million and assuming a share price range of $15 to $17, the estimated weighted-average shares used in this calculation is 17 million to 17.2 million, which translates into EPS of $1.17 to $1.23 for the current fiscal year.

Powell concluded, "Our worldwide team has an important vision. We believe we have a chance to revolutionize the existing distribution model for computer supplies, office supplies, and accessories throughout the world. We see many global opportunities and are very optimistic about the future."

The accompanying financial data include an unaudited, adjusted historical financial presentation of Daisytek business units, excluding nonrecurring charges and the results of operations of its former subsidiary PFSweb, which was 80% owned by Daisytek for the first quarter of fiscal 2001. The complete narrative discussion herein relates only to Daisytek's adjusted financial data.

Daisytek will hold a conference call today at 9 a.m. Central. Please dial in by 8:50 a.m. to 801/303-7410 and ask to be placed on the Daisytek Earnings Conference Call. Two hours after the conference, a recorded playback can be heard for 14 days at 402/220-1490. The access code for the playback is 1203. Check www.Daisytek.com for more details on the call, playback and webcast. NOTE:
If you encounter telecommunications difficulties during the call, please redial the call-in number immediately.

About Daisytek

Daisytek is a leading wholesale distributor of computer and office supplies and professional tape products, in addition to providing marketing and demand generation services. Daisytek sells its products and services in the United States, Canada, Australia, Mexico and South America. Daisytek distributes more than 17,000 nationally known, name-brand computer and office supplies products and over 2,800 professional tape products from numerous manufacturers. Daisytek is headquartered in Allen, Texas. This news release and more information about Daisytek are available at www.daisytek.com. This Web site is not part of this release. Daisytek is a registered trademark of Daisytek, Incorporated. All rights reserved.


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The matters discussed in this news release contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. You can identify these statements by the fact that they do not relate strictly to historical or current facts, but rather reflect our current expectations concerning future results and events. Forward-looking statements relating to such matters as our financial condition and operations, including forecasted information, are based on our management's current intent, belief or expectations regarding our industry or us. These forward-looking statements including forecasts are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. In addition, some forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Therefore, actual outcomes and results may differ materially from what is expected or forecasted in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.

Certain factors, including but not limited to, general economic conditions, industry trends, the loss of key suppliers or customers, the loss of strategic product shipping relationships, customer demand, product availability, competition (including pricing and availability), risks inherent in acquiring, integrating and operating new businesses, concentrations of credit risk, distribution efficiencies, capacity constraints, technological difficulties, exchange rate fluctuations, and the regulatory and trade environment (both domestic and foreign) could cause our actual results to differ materially from the anticipated results or other expectations expressed in our forward-looking statements. In addition, statements in this press release relating to the expected benefits of the contemplated transaction are subject to risks relating to the timing and successful completion of transitioning certain information technology, integration of the acquired assets into Daisytek's operations, unanticipated expenditures and changing relationships with customers, suppliers and strategic partners. There may be additional risks that we do not currently view as material or that are not presently known.

Other factors that could affect Daisytek are set forth in Daisytek's 10-K for the fiscal year ended March 31, 2001.

 financial statements follow -

Daisytek International Corporation and Subsidiaries, Excluding
Nonrecurring Charges and Results of Operations for PFSweb, Inc.
Unaudited Adjusted Consolidated Statements of Operations
(In Thousands, Except Per Share Data)

    The following is an unaudited adjusted historical financial presentation of the results of operations of Daisytek International, excluding nonrecurring charges and the results of operations of PFSweb, Inc. The results of operations for the first quarter of fiscal year 2002 exclude a nonrecurring charge of $4.4 million related to Daisytek's May 2001 acquisition of distribution assets in its Memphis superhub facility from PFSweb and the termination of certain transaction management service agreements between Daisytek and PFSweb. Daisytek completed the spin-off of its subsidiary PFSweb during July


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2000. The fiscal year 2001 financial presentation excludes the results of operations of PFSweb and nonrecurring charges including activities related to the spin-off of PFSweb and certain other charges.

    Daisytek based the following unaudited adjusted historical financial data on available information and certain estimates and assumptions. Daisytek believes that such assumptions provide a reasonable basis for presenting the results of Daisytek International, excluding PFSweb and certain nonrecurring charges, on a stand-alone basis. This unaudited adjusted financial information does not reflect what our results of operations may be in the future.

                                          Fiscal Year 2001
                           -------------------------------------------------
                            June 30,    Sept. 30,     Dec. 31,    March 31,     June 30,
                              2000         2000         2000         2001         2001
                           ----------   ----------   ----------   ----------   ----------
Net sales                  $  280,740   $  284,733   $  299,981   $  315,655   $  324,399
Cost of sales                 250,539      254,042      268,440      280,998      289,976
                           ----------   ----------   ----------   ----------   ----------
  Gross profit                 30,201       30,691       31,541       34,657       34,423
Selling, general
 and administrative
 expenses                      22,935       22,661       23,487       25,967       25,087
                           ----------   ----------   ----------   ----------   ----------
  Income from
   operations                   7,266        8,030        8,054        8,690        9,336
Interest expense                1,007        1,452        1,625        1,790        2,036
                           ----------   ----------   ----------   ----------   ----------
  Income before
   income taxes                 6,259        6,578        6,429        6,900        7,300
Provision for
 income taxes                   2,406        2,491        2,475        2,587        2,804
                           ----------   ----------   ----------   ----------   ----------
Net income                 $    3,853   $    4,087   $    3,954   $    4,313   $    4,496
                           ==========   ==========   ==========   ==========   ==========

Net income per
 common share:
  Basic                    $     0.22   $     0.25   $     0.26   $     0.30   $     0.31
  Diluted                  $     0.22   $     0.25   $     0.26   $     0.29   $     0.28


Daisytek International Corporation and Subsidiaries, Excluding PFSweb,
Inc.
Unaudited Adjusted Consolidated Balance Sheet Data
(In Thousands)

                                               June 30,     March 31,
                                                 2001         2001
                                               --------     ---------
Total assets                                   $449,786     $ 380,868
Working capital, excluding debt and cash       $194,496     $ 176,049
Total net debt, excluding cash                 $104,829     $  75,387
Shareholders' equity                           $169,479     $ 159,102


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Daisytek International Corporation and Subsidiaries
Unaudited Consolidated Statements of Operations
(In Thousands, Except Per Share Data)

The following presentation of Daisytek International Corporation is based on generally accepted accounting principles.

                                                 Three Months Ended
                                                      June 30,
                                                --------------------
                                                  2001        2000
                                                --------    --------
Net revenues                                    $324,399    $289,287
Cost of revenues                                 289,976     257,501
                                                --------    --------
   Gross profit                                   34,423      31,786

Selling, general and administrative expenses      25,087      25,069
Nonrecurring costs                                 4,425         632
                                                --------    --------
   Income from operations                          4,911       6,085

Interest expense, net                              2,036         691
                                                --------    --------
   Income before income taxes                      2,875       5,394

Provision for income taxes                         1,104       2,461
                                                --------    --------
   Income before minority interest                 1,771       2,933

Minority interest                                     --          47
                                                --------    --------
   Net income                                   $  1,771    $  2,980
                                                ========    ========

Net income per common share:
   Basic                                        $   0.12    $   0.17
   Diluted                                      $   0.11    $   0.17

Weighted average common and common
 share equivalents outstanding:
   Basic                                          14,729      17,639
   Diluted                                        15,995      17,720


Contact:
     Daisytek International Corporation
     Jim Powell or Ralph Mitchell, 972/881-4700 or
     Michael A. Burns & Associates
     Craig McDaniel, 214/521-8596 or 214/616-7186 (cellular)
     cmcdaniel@mbapr.com